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                                                                    Exhibit 16.1


January 3, 2001



Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Golden Sky DBS, Inc. (the Company) and, under the date of February 14, 2000, we reported on the consolidated financial statements of the Company and subsidiaries as of and for the years ended December 31, 1999 and 1998. On December 26, 2000, our appointment as principal accountants was terminated. We have read the Company's statements included under Item 4 of its Form 8-K dated December 26, 2000 and we agree with such statements, except that we are not in a position to agree or disagree with:

         1) the statement that the change was approved by the Board of Directors,

         2) the statement that the reason for the change was based upon a desire to adopt the accounting firm of the Company's parent corporation, and,

         3) the statement that PricewaterhouseCoopers performed SAS 71 reviews for the periods ended June 30, 2000 and September 30, 2000.

Very truly yours,


KPMG LLP